Exhibit 99.1

News Release First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens Chief Financial Officer (630) 875-7347
TRADED: NASDAQ Global Select Market SYMBOL: FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2011

THIRD QUARTER RESULTS

Solid Earnings – Decline in Non-performing Assets –

Robust Capital and Liquidity – Approval to Repay TARP

Operating Performance

•

Net income applicable to common shares of $6.4 million, or $0.09 per share, compared to $8.1 million, or $0.11 per share, for second quarter 2011 and $11,000, or $0.00 per share, for third quarter 2010.

•	Total loans, excluding covered loans, of $5.1 billion, stable compared to June 30, 2011 and September 30, 2010.

•	Average core transactional deposits of $4.9 billion, up 2.8% from second quarter 2011 and 9.0% from third quarter 2010.

•	Fee-based revenues of $24.4 million, relatively unchanged compared to second quarter 2011 and up 8.7% from third quarter 2010.

Credit and Capital

•	Non-performing assets, excluding covered loans and covered other real estate owned (“OREO”), reduced to $208.1 million, down 6.7% from June 30, 2011 and 22.8% from December 31, 2010.

•	Non-accrual loans, excluding covered loans, to total loans of 3.35%, improved 12 basis points from June 30, 2011 and 80 basis points from December 31, 2010.

•	Non-performing assets, excluding covered loans and covered OREO, to total loans plus OREO of 4.06%, improved 28 basis points from June 30, 2011 and 119 basis points from December 31, 2010.

•	Allowance for credit losses to non-performing loans, excluding covered loans, of 74%, down from 76% at June 30, 2011 and up from 67% at December 31, 2010.

•	Tier 1 common capital to risk-weighted assets of 10.29% as of September 30, 2011 up from 10.20% at June 30, 2011 and 9.81% at December 31, 2010.

•	Approval to redeem TARP with no conditions or qualifications of any kind.

ITASCA, IL, October 26, 2011 – Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, reported results of operations and financial condition for third quarter 2011. Net income for the quarter was $9.1 million, before adjustments for preferred dividends and non-vested restricted shares, with net income of $6.4 million, or $0.09 per share, applicable to common shares after such adjustments. This compares to net income of $10.8 million and net income applicable to common shares of $8.1 million, or $0.11 per share, for second quarter 2011 and net income of $2.6 million and net income applicable to common shares of $11,000, or $0.00 per share, for third quarter 2010.

	Quarters Ended
	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollar amounts in thousands)
Operating Performance
Net income	$9,116	$10,828	$2,585
Net income applicable to common shares	$6,434	$8,144	$11
Diluted earnings per common share	$0.09	$0.11	$0.00
Return on average common equity	$2.67%	3.47%	0.00%
Return on average assets	$0.44%	0.53%	0.13%
Pre-tax, pre-provision operating earnings (1)	$33,407	$34,324	$34,925
Net interest margin	3.97%	4.10%	4.05%
Efficiency ratio	60.27%	60.19%	59.91%
Loans, including covered loans	$5,394,241	$5,427,853	$5,560,787
Loans, excluding covered loans	$5,104,494	$5,112,911	$5,164,666
Average core transactional deposits (2)	$4,876,261	$4,742,889	$4,474,590

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. A reconciliation of this measure to GAAP is presented on the following page.

(2)	Includes demand deposits plus interest-bearing transactional accounts.

	September 30, 2011	June 30, 2011	December 31, 2010
Credit and Capital
Non-performing assets, excluding covered loans and covered OREO (1)	$208,093	$222,933	$269,466
Non-performing assets, excluding covered loans and covered OREO, to loans plus OREO (1)	4.06%	4.34%	5.25%
Non-accrual loans to total loans, excluding covered loans (1)	3.35%	3.47%	4.15%
Allowance for credit losses to non-performing loans, excluding covered loans (1)	74%	76%	67%
Tier 1 common capital to risk-weighted assets (2)	10.29%	10.20%	9.81%
Tangible common equity to tangible assets	8.35%	8.47%	8.06%

(1)

Covered loans and covered OREO were acquired through transactions with the Federal Deposit Insurance Corporation (“FDIC”) and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these assets.

(2)	Ratio is not subject to formal Federal Reserve regulatory guidance.

APPROVAL TO REPAY TARP INVESTMENT

The Company announced on October 26, 2011 that it has received approval from the United States Department of the Treasury (the “Treasury”) to redeem all of the $193.0 million of Series B preferred stock issued to the Treasury in December 2008 under the U.S. government’s Troubled Asset Relief Program (“TARP”). There are no conditions or qualifications of any kind associated with the approval. The Company anticipates that the redemption will be funded through a combination of existing liquid assets and proceeds from the completion of one or more debt offerings totaling approximately $115 million. The size, structure, and timing of any debt offering will depend upon overall market conditions.

SUMMARY UPDATE

“Performance for the quarter and the year reflects continued progress in the execution of our strategic priorities,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Overall earnings for the quarter improved from a year ago, aided by solid core performance and lower credit costs. We continue to make meaningful progress in addressing problem assets, reducing our level of such assets by nearly 25% since 2010 while maintaining our allowance coverage. While demand remains sluggish, loans outstanding have remained stable, balancing our progress in reducing problem credits and helping to sustain net interest margins. Our capital position continues to improve, with Tier 1 common capital now standing at 10.29% of risk-weighted assets.”

Mr. Scudder commented, “We were very pleased to receive approval to redeem the $193 million of preferred stock issued under the U.S. government’s Troubled Asset Relief Program. We feel it is the right time to redeem the Treasury’s investment and, with the absence of any requirement to raise equity, clearly in the best interest of our shareholders. We believe their approval further validates the strength and stability of First Midwest and recognizes the positive actions we have undertaken to enhance our credit and operating performance. As we look forward, our relationship-based sales approach, combined with the strength of our capital and liquidity, leave us well positioned to grow our business and benefit as market conditions improve.”

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Income (loss) before income tax	$10,820	$13,669	$(1,387)
Provision for loan losses	20,425	18,763	33,576

Pre-tax, pre-provision earnings	31,245	32,432	32,189

Non-Operating Items
Securities gains, net	449	1,531	6,376
Losses on sales and write-downs of OREO	(2,611)	(3,423)	(8,265)
Integration costs associated with FDIC-assisted transactions	—	—	(847)

Total non-operating items	(2,162)	(1,892)	(2,736)

Pre-tax, pre-provision operating earnings (1)	$33,407	$34,324	$34,925

(1)

The Company’s accounting and reporting policies conform to GAAP and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

The 2.7% decrease in pre-tax, pre-provision operating earnings from second quarter 2011 resulted primarily from a decline in net interest income due to the investment of cash flows from higher-yielding investments and covered interest-earning assets into federal funds sold and other short-term instruments. Third quarter 2011 pre-tax, pre-provision operating earnings were down 4.3% compared to third quarter 2010 as a result of $1.8 million in higher costs associated with remediating problem credits. A more detailed discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2011			June 30, 2011			September 30, 2010
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets:
Federal funds sold and other short-term investments	$741,782	$463	0.25	$566,315	$341	0.24	$451,673	$344	0.30
Trading securities	16,248	23	0.57	16,255	23	0.57	13,120	25	0.76
Investment securities (1)	1,057,075	11,604	4.39	1,150,221	12,933	4.50	1,178,794	15,583	5.29
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock	58,187	331	2.28	59,745	340	2.28	60,998	339	2.22
Loans, excluding covered loans (1)	5,136,130	64,509	4.98	5,108,234	63,521	4.99	5,207,419	65,806	5.01
Covered interest-earning assets (2)	387,635	6,640	6.80	420,108	7,655	7.31	367,727	4,294	4.63

Total loans	5,523,765	71,149	5.11	5,528,342	71,176	5.16	5,575,146	70,100	4.99

Total interest-earning assets (1)	7,397,057	83,570	4.49	7,320,878	84,813	4.64	7,279,731	86,391	4.72

Cash and due from banks	120,624			120,599			165,743
Allowance for loan losses	(143,443)			(148,092)			(155,312)
Other assets	855,542			877,710			913,455

Total assets	$8,229,780			$8,171,095			$8,203,617

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	3,306,590	1,361	0.16	$3,277,451	1,590	0.19	$3,232,333	2,479	0.30
Time deposits	1,731,413	5,293	1.21	1,813,164	5,379	1.19	2,022,721	6,570	1.29
Borrowed funds	262,001	706	1.07	262,525	687	1.05	337,905	797	0.94
Subordinated debt	137,749	2,280	6.57	137,747	2,279	6.64	137,740	2,279	6.56

Total interest-bearing liabilities	5,437,753	9,640	0.70	5,490,887	9,935	0.73	5,730,699	12,125	0.84

Demand deposits	1,569,671			1,465,438			1,242,257

Total funding sources	7,007,424			6,956,325			6,972,956
Other liabilities	73,808			80,000			67,000
Stockholders’ equity—common	955,548			941,770			970,661
Stockholders’ equity—preferred	193,000			193,000			193,000

Total liabilities and stockholders’ equity	$8,229,780			$8,171,095			$8,203,617

Net interest income/margin (1)		$73,930	3.97		$74,878	4.10		$74,266	4.05

(1)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.
(2)	Covered interest-earning assets consist of loans acquired through the Company’s FDIC-assisted transactions and the related FDIC indemnification asset.

Average interest-earning assets for third quarter 2011 increased $76.2 million, or 1.0%, from second quarter 2011. The quarter-over-quarter improvement was driven by growth in average short-term investments stemming from the normal seasonal increase in public fund deposits. The Company is maintaining an elevated level of short-term assets as it manages its liquidity.

Average interest-earning assets for third quarter 2011 rose $117.3 million, or 1.6%, from third quarter 2010. This increase was due primarily to investing cash flows from deposits acquired in a third quarter 2010 FDIC-assisted transaction into short-term investments.

Average funding sources for third quarter 2011 grew $51.1 million, or 0.7%, from second quarter 2011. This increase was driven by a rise in core transactional deposits of $104.2 million, or 7.1%, partially offset by a decline in average time deposits.

Average funding sources increased $34.5 million, or 0.5%, from third quarter 2010 to third quarter 2011. The growth during this period resulted from a $327.4 million, or 26.4%, increase in average demand deposits, partially offset by a $291.3 million, or 14.4%, decline in average time deposits. The addition of core transactional deposits reflected ongoing sales efforts, customers’ liquidity preferences in today’s low interest rate environment, and the acquisition of deposits from a third quarter 2010 FDIC-assisted transaction.

Tax-equivalent net interest margin for third quarter 2011 was 3.97%, a decline of 13 basis points from second quarter 2011 and 8 basis points from third quarter 2010, primarily due to the impact of the seasonal growth in deposits invested in low-yielding short-term investments.

Interest earned on covered loans is generally recognized through the accretion of the discount taken on expected future cash flows. The Company realized actual cash flows in excess of estimates upon final settlement of certain covered loans, resulting in additional income of $1.3 million for third quarter 2011 and $1.1 million for second quarter 2011. This additional income is included in interest on covered interest-earning assets in the table above and increased net interest margin by 7 basis points for third quarter 2011 and 6 basis points for second quarter 2011.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			September 30, 2011 Percent Change From
	September 30, 2011	June 30, 2011	September 30, 2010	June 30, 2011	September 30, 2010
Service charges on deposit accounts	$10,215	$9,563	$9,249	6.8	10.4
Trust and investment advisory fees	3,946	4,118	3,728	(4.2)	5.8
Other service charges, commissions, and fees	5,325	5,362	4,932	(0.7)	8.0
Card-based fees	4,931	5,162	4,547	(4.5)	8.4

Total fee-based revenues	24,417	24,205	22,456	0.9	8.7
Bank-owned life insurance (“BOLI”) income	1,479	259	267	471.0	453.9
Other income	598	501	533	19.4	12.2

Total operating revenues	26,494	24,965	23,256	6.1	13.9
Trading (losses) gains, net	(2,352)	(2)	1,121	N/M	N/M
Gains on securities sales, net	626	1,531	7,340	(59.1)	(91.5)
Securities impairment losses	(177)	—	(964)	N/M	N/M

Total noninterest income	$24,591	$26,494	$30,753	(7.2)	(20.0)

N/M – Not meaningful.

Fee-based revenues for third quarter 2011 were relatively unchanged compared to second quarter 2011 and grew 8.7% compared to third quarter 2010. Higher levels of service charges on deposit accounts in third quarter 2011 compared to second quarter 2011 offset decreases in the other fee-based categories. Compared to third quarter 2010, third quarter 2011 showed increases in all categories of fee-based revenues.

The favorable variance in service charges for third quarter 2011 compared to second quarter 2011 was driven by an increase in fees resulting from a higher volume of transactions. Increased service charges for third quarter 2011 compared to third quarter 2010 were due primarily to a combination of higher volumes and market-driven pricing increases.

Trust and investment advisory fees for third quarter 2011 were lower than second quarter 2011 due to a reduction in the fair value of trust assets under management caused by the general stock market decline during third quarter 2011. An increase in trust assets under management drove the increase in trust and investment advisory fees from third quarter 2010 to third quarter 2011.

Higher merchant fees, miscellaneous loan fees, and investment revenue led to the increase in other service charges, commissions, and fees from third quarter 2010 to third quarter 2011. The year-over-year increase in merchant fees was due primarily to a volume increase from customers acquired in an FDIC-assisted transaction.

A shift in the mix of card-based transactions accounted for the decline in card-based fees from second quarter 2011 to third quarter 2011. The volume of transactions remained stable for third quarter 2011 compared to second quarter 2011, but the average rate charged per transaction declined. The growth from third quarter 2010 to third quarter 2011 was due to both higher volumes and an increase in transaction rates.

BOLI income increased for third quarter 2011 compared to both prior periods presented. During third quarter 2011, the Company received benefit settlements of $1.2 million.

Trading (losses) gains, net result from the change in fair value of diversified asset securities held in a grantor trust under deferred compensation agreements. Changes in trading (losses) gains, net from the prior periods presented are substantially offset by an adjustment to salaries and wages expense.

Gains on sales of securities of $626,000 for the quarter ended September 30, 2011 resulted from the sale of $80.1 million in collateralized mortgage obligations, municipal securities, and corporate debt securities. These gains were partially offset by an other-than-temporary impairment charge of $177,000 on a single collateralized debt obligation.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	$0000000000	$0000000000	$0000000000	$0000000000	$0000000000
	Quarters Ended			September 30, 2011 Percent Change From
	September 30, 2011	June 30, 2011	September 30, 2010	June 30, 2011	September 30, 2010
Salaries and wages	$22,957	$25,493	$24,562	(9.9)	(6.5)
Retirement and other employee benefits	5,930	5,765	5,364	2.9	10.6

Total compensation expense	28,887	31,258	29,926	(7.6)	(3.5)

Write-downs of OREO	674	1,523	5,800	(55.7)	(88.4)
Losses on sales of OREO, net	1,937	1,900	2,465	1.9	(21.4)
OREO operating expense, net	1,563	1,800	1,312	(13.2)	19.1

Total OREO expense	4,174	5,223	9,577	(20.1)	(56.4)

Loan remediation costs	4,638	2,878	2,817	61.2	64.6
Other professional services	2,933	2,762	3,370	6.2	(13.0)

Total professional services	7,571	5,640	6,187	34.2	22.4

Net occupancy and equipment expense	8,157	8,012	8,326	1.8	(2.0)
Technology and related costs	2,709	2,697	2,593	0.4	4.5
FDIC premiums	1,799	1,708	2,835	5.3	(36.5)
Advertising and promotions	2,502	1,378	1,473	81.6	69.9
Other expenses	8,082	9,507	7,860	(15.0)	2.8

Total noninterest expense	$63,881	$65,423	$68,777	(2.4)	(7.1)

Total noninterest expense, excluding losses on sales and write-downs of OREO	$61,270	$62,000	$60,512	(1.2)	1.3

Total noninterest expense for third quarter 2011 decreased 2.4% compared to second quarter 2011 and 7.1% from third quarter 2010. Excluding losses on sales and write-downs of OREO, total noninterest expense was down 1.2% for the current quarter compared to second quarter 2011 and up 1.3% from the same period last year.

The decreases in salaries and wages from both prior periods presented is primarily attributed to a decline in the obligation to participants enrolled in deferred compensation plans resulting from changes in the fair value of trading securities held on behalf of plan participants.

OREO expenses were elevated in third quarter 2010 due to higher levels of write-downs and losses on sales of OREO and related operating expenses.

An increase in real estate taxes paid by the Company to preserve its rights to collateral associated with problem loans, as well as higher legal fees incurred to remediate problem credits, fueled the rise in loan remediation costs compared to both periods presented.

FDIC premiums decreased compared to third quarter 2010, primarily due to a change in regulatory requirements for calculating the premium.

Third quarter 2011 advertising expenses related to newspaper/print advertising, direct mail advertising, and billboard advertising were elevated compared to both prior periods presented. Overall, advertising expenses for full year 2011 are expected to be in line with previous years.

The decline in third quarter 2011 other noninterest expense from second quarter 2011 was due primarily to lower cardholder expenses and miscellaneous losses.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of				September 30, 2011 Percent Change From
	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010	June 30, 2011	September 30, 2010
Corporate:
Commercial and industrial	$1,476,034	$1,518,772	$1,465,903	$1,472,439	(2.8)	0.2
Agricultural	250,436	237,518	227,756	212,800	5.4	17.7
Commercial real estate:
Office	440,641	415,654	396,836	402,947	6.0	9.4
Retail	330,160	324,977	328,751	329,153	1.6	0.3
Industrial	492,514	488,469	478,026	483,549	0.8	1.9
Multi-family	317,313	336,138	349,862	350,458	(5.6)	(9.5)
Residential construction	116,283	129,327	174,690	226,126	(10.1)	(48.6)
Commercial construction	145,889	146,679	164,472	193,041	(0.5)	(24.4)
Other commercial real estate	877,241	852,966	856,357	837,877	2.8	4.7

Total commercial real estate	2,720,041	2,694,210	2,748,994	2,823,151	1.0	(3.7)

Total corporate loans	4,446,511	4,450,500	4,442,653	4,508,390	(0.1)	(1.4)

Consumer:
Home equity loans	424,986	429,923	445,243	457,981	(1.1)	(7.2)
1-4 family mortgages	189,587	185,002	160,890	150,110	2.5	26.3
Installment loans	43,410	47,486	51,774	48,185	(8.6)	(9.9)

Total consumer loans	657,983	662,411	657,907	656,276	(0.7)	0.3

Total loans, excluding covered loans	5,104,494	5,112,911	5,100,560	5,164,666	(0.2)	(1.2)
Covered loans	289,747	314,942	371,729	396,121	(8.0)	(26.9)

Total loans	$5,394,241	$5,427,853	$5,472,289	$5,560,787	(0.6)	(3.0)

Total loans, including covered loans, of $5.4 billion as of September 30, 2011 remained relatively unchanged from June 30, 2011. Annualized growth of 11.1% in office, retail, and industrial loans was substantially offset by a decline in the commercial and industrial and construction loan portfolios.

Total loans declined $166.5 million, or 3.0%, from September 30, 2010 to September 30, 2011. The decrease was driven by declines in the construction loan portfolios and in covered loans acquired through the Company’s FDIC-assisted transactions.

Asset Quality

(Dollar amounts in thousands)

	As Of				September 30, 2011
	2011		2010		Percent Change From
	September 30	June 30	December 31	September 30	June 30, 2011	December 31, 2010
Non-performing assets, excluding covered loans and covered OREO
Non-accrual loans (1)	$171,189	$177,495	$211,782	$211,366	(3.6)	(19.2)
90 days or more past due loans	6,008	6,502	4,244	9,136	(7.6)	41.6

Total non-performing loans	177,197	183,997	216,026	220,502	(3.7)	(18.0)
Troubled debt restructurings (still accruing interest)	7,033	14,529	22,371	11,002	(51.6)	(68.6)
Other real estate owned	23,863	24,407	31,069	52,044	(2.2)	(23.2)

Total non-performing assets	$208,093	$222,933	$269,466	$283,548	(6.7)	(22.8)

30-89 days past due loans	$34,061	$30,424	$23,646	$41,590	12.0	44.0
Allowance for credit losses	$131,291	$139,831	$145,072	$145,019	(6.1)	(9.5)
Non-accrual loans to total loans	3.35%	3.47%	4.15%	4.09%
Non-performing loans to total loans	3.47%	3.60%	4.24%	4.27%
Non-performing assets to loans plus OREO	4.06%	4.34%	5.25%	5.44%
Allowance for credit losses to loans	2.57%	2.73%	2.84%	2.81%
Allowance for credit losses to non-performing loans	74%	76%	67%	66%
Covered loans and covered OREO (2)
Non-accrual loans	$15,573	$3,588	$—	$—	334.0	100.0
90 days or more past due loans (3)	56,834	68,324	84,350	74,777	(16.8)	(32.6)

Total non-performing loans	72,407	71,912	84,350	74,777	0.7	(14.2)
Troubled debt restructurings (still accruing interest)	—	—	—	—	—	—
Other real estate owned	21,594	14,583	22,370	24,222	48.1	(3.5)

Total non-performing assets	$94,001	$86,495	$106,720	$98,999	8.7	(11.9)

30-89 days past due loans	$11,070	$26,180	$18,445	$24,005	(57.7)	(40.0)
Non-performing assets, including covered loans and covered OREO
Non-accrual loans	$186,762	$181,083	$211,782	$211,366	3.1	(11.8)
90 days or more past due loans	62,842	74,826	88,594	83,913	(16.0)	(29.1)

Total non-performing loans	249,604	255,909	300,376	295,279	(2.5)	(16.9)
Troubled debt restructurings (still accruing interest)	7,033	14,529	22,371	11,002	(51.6)	(68.6)
Other real estate owned	45,457	38,990	53,439	76,266	16.6	(14.9)

Total non-performing assets	$302,094	$309,428	$376,186	$382,547	(2.4)	(19.7)

30-89 days past due loans	$45,131	$56,604	$42,091	$65,595	(20.3)	7.2
Non-accrual loans to total loans	3.46%	3.34%	3.87%	3.80%
Non-performing loans to total loans	4.63%	4.71%	5.49%	5.31%
Non-performing assets to loans plus OREO	5.55%	5.66%	6.81%	6.79%
Allowance for credit losses to loans	2.43%	2.58%	2.65%	2.61%
Allowance for credit losses to non-performing loans	53%	55%	48%	49%

(1)	Includes $16.1 million in troubled debt restructurings non-accrual loans.
(2)

Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these assets.

(3)	These loans are past due based on contractual terms, but are otherwise performing according to the Company’s current expectations of cash flows.

Non-performing assets, excluding covered loans and covered OREO, were $208.1 million at September 30, 2011, decreasing $14.8 million, or 6.7%, from June 30, 2011 and $61.4 million, or 22.8%, from December 31, 2010. The reductions were substantially due to remediation activities, dispositions, and charge-offs partially offset by loans downgraded to non-accrual status.

During the nine months ended September 30, 2011, the Company had gross reductions of non-performing assets totaling $90.9 million, consisting of $64.2 million in non-accrual loans sold, paid off, or transferred to held-for-sale and $26.7 million in OREO properties sold.

Charge-off Data

(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2011	% of Total	June 30, 2011	% of Total	September 30, 2010	% of Total
Net loans charged-off:
Commercial and industrial	$10,165	36.4	$5,585	28.2	$13,262	38.9
Agricultural	177	0.6	799	4.0	489	1.4
Office, retail, and industrial	2,543	9.1	609	3.1	2,825	8.3
Multi-family	2,170	7.8	6,652	33.6	222	0.7
Residential construction	2,250	8.1	899	4.5	4,460	13.1
Commercial construction	4,115	14.7	133	0.7	228	0.7
Other commercial real estate	4,421	15.8	2,107	10.6	10,217	30.0
Consumer	2,100	7.5	3,043	15.3	2,342	6.9

Total net loans charged-off, excluding covered loans	27,941	100.0	19,827	100.0	34,045	100.0

Net charge-offs on covered loans	1,024		4,108		(11)

Total net charge-offs	$28,965		$23,935		$34,034

Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	2.16%		1.56%		2.59%
Year-to-date	1.73%		1.52%		1.87%

Net charge-offs for third quarter 2011, excluding charge-offs related to covered loans, were $27.9 million compared to $19.8 million for second quarter 2011 and $34.0 million for third quarter 2010. Higher third quarter 2011 charge-offs on commercial and industrial loans were mostly offset by lower charge-offs on multi-family loans.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	$425,425	$425,425	$425,425	$425,425	$425,425	$425,425
	September 30, 2011	June 30, 2011	September 30, 2010	Regulatory Minimum For “Well- Capitalized	Excess Over Required Minimums at September 30, 2011
Regulatory capital ratios:
Total capital to risk-weighted assets	16.81%	16.70%	16.91%	10.00%	68%	$425,425
Tier 1 capital to risk-weighted assets	14.74%	14.63%	14.86%	6.00%	146%	$545,911
Tier 1 leverage to average assets	11.64%	11.65%	12.05%	5.00%	133%	$525,073

Regulatory capital ratios, excluding preferred stock (1):
Total capital to risk-weighted assets	13.72%	13.62%	13.90%	10.00%	37%	$232,425
Tier 1 capital to risk-weighted assets	11.65%	11.55%	11.85%	6.00%	94%	$352,911
Tier 1 leverage to average assets	9.20%	9.20%	9.61%	5.00%	84%	$332,073
Tier 1 common capital to risk- weighted assets (2) (3)	10.29%	10.20%	10.53%	N/A (3)	N/A (3)	N/A	(3)

Tangible common equity ratios:
Tangible common equity to tangible assets	8.35%	8.47%	8.41%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.49%	8.67%	8.53%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity to risk- weighted assets	10.83%	10.61%	10.60%	N/A (3)	N/A (3)	N/A	(3)

(1)	These ratios exclude the impact of $193.0 million in preferred stock issued to the Treasury.
(2)	Excludes the impact of preferred shares and trust-preferred securities.
(3)	Ratio is not subject to formal Federal Reserve regulatory guidance.

The Company’s regulatory ratios as of September 30, 2011 exceeded all regulatory mandated ratios for characterization as “well-capitalized.”

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business, retail banking and trust and investment management services through some 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois and eastern Iowa. First Midwest was recently recognized as having the “Highest Customer Satisfaction with Retail Banking in the Midwest” according to the J.D. Power and Associates 2011 Retail Banking Satisfaction StudySM. The Bank is also recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, October 26, 2011 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. domestic) or (412) 317-6789 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10005630 beginning one hour after completion of the live call until 9:00 A.M. (ET) on November 2, 2011. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
Assets
Cash and due from banks	$116,003	$110,159	$102,495	$177,537
Interest-bearing deposits in other banks	946,330	601,310	483,281	7,282
Federal funds sold and other short-term investments	—	—	—	551,126
Trading securities, at fair value	13,308	16,230	15,282	13,784
Securities available-for-sale, at fair value	970,430	1,009,873	1,057,802	1,058,609
Securities held-to-maturity, at amortized cost	74,375	76,142	81,320	85,687
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	58,187	58,187	61,338	62,038
Loans, excluding covered loans	5,104,494	5,112,911	5,100,560	5,164,666
Covered loans	289,747	314,942	371,729	396,121
Allowance for loan losses	(128,791)	(137,331)	(142,572)	(144,569)

Net loans	5,265,450	5,290,522	5,329,717	5,416,218

Other real estate owned (“OREO”), excluding covered OREO	23,863	24,407	31,069	52,044
Covered OREO	21,594	14,583	22,370	24,222
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	63,508	95,752	95,899	95,641
Premises, furniture, and equipment	132,425	131,952	140,907	131,845
Investment in bank-owned life insurance	205,886	198,149	197,644	198,666
Goodwill and other intangible assets	283,163	284,120	286,033	287,173
Accrued interest receivable and other assets	205,652	218,005	233,145	205,951

Total assets	$8,380,174	$8,129,391	$8,138,302	$8,367,823

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$4,899,216	$4,731,329	$4,519,492	$4,533,662
Time deposits	1,727,392	1,764,220	1,991,984	2,143,597

Total deposits	6,626,608	6,495,549	6,511,476	6,677,259
Borrowed funds	386,429	272,024	303,974	323,077
Subordinated debt	137,751	137,748	137,744	137,741
Accrued interest payable and other liabilities	76,953	82,479	73,063	69,687

Total liabilities	7,227,741	6,987,800	7,026,257	7,207,764

Preferred stock	191,393	191,220	190,882	190,716
Common stock	858	858	858	858
Additional paid-in capital	425,647	424,877	437,550	436,774
Retained earnings	807,857	802,072	787,678	819,157
Accumulated other comprehensive loss, net of tax	(11,413)	(15,339)	(27,739)	(9,203)
Treasury stock, at cost	(261,909)	(262,097)	(277,184)	(278,243)

Total stockholders’ equity	1,152,433	1,141,591	1,112,045	1,160,059

Total liabilities and stockholders’ equity	$8,380,174	$8,129,391	$8,138,302	$8,367,823

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Interest Income
Loans	$64,085	$63,089	$65,416
Investment securities	8,633	9,848	11,920
Covered loans	6,640	7,655	4,294
Federal funds sold and other short-term investments	817	704	708

Total interest income	80,175	81,296	82,338

Interest Expense
Deposits	6,654	6,969	9,049
Borrowed funds	706	687	797
Subordinated debt	2,280	2,279	2,279

Total interest expense	9,640	9,935	12,125

Net interest income	70,535	71,361	70,213
Provision for loan losses	20,425	18,763	33,576

Net interest income after provision for loan losses	50,110	52,598	36,637

Noninterest Income
Service charges on deposit accounts	10,215	9,563	9,249
Trust and investment advisory fees	3,946	4,118	3,728
Other service charges, commissions, and fees	5,325	5,362	4,932
Card-based fees	4,931	5,162	4,547

Total fee-based revenues	24,417	24,205	22,456
Bank-owned life insurance income	1,479	259	267
Securities gains, net	449	1,531	6,376
Other	(1,754)	499	1,654

Total noninterest income	24,591	26,494	30,753

Noninterest Expense
Salaries and employee benefits	28,887	31,258	29,926
OREO expense, net	4,174	5,223	9,577
Net occupancy and equipment expense	8,157	8,012	8,326
Technology and related costs	2,709	2,697	2,593
Professional services	7,571	5,640	6,187
FDIC premiums	1,799	1,708	2,835
Other	10,584	10,885	9,333

Total noninterest expense	63,881	65,423	68,777

Income (loss) before income tax expense	10,820	13,669	(1,387)
Income tax expense (benefit)	1,704	2,841	(3,972)

Net income	9,116	10,828	2,585
Preferred dividends	(2,586)	(2,582)	(2,575)
Net income applicable to non-vested restricted shares	(96)	(102)	1

Net income applicable to common shares	$6,434	$8,144	$11

Diluted earnings per common share	$0.09	$0.11	$0.00
Dividends declared per common share	$0.01	$0.01	$0.01
Weighted average diluted common shares outstanding	73,361	73,259	73,072